EXHIBIT 10.12 (d)

THIRD AMENDMENT TO THE
ANIXTER INC. EXCESS BENEFIT PLAN
AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2011
WHEREAS, Anixter Inc. (the “Company”) maintains the Anixter Inc. Excess Benefit Plan as amended and restated effective January 1, 2011 (the “Plan”) for the benefit of designated participants in the Plan;
WHEREAS, pursuant to Section 9 of the Plan, the Company has reserved the right to amend the Plan and has delegated that authority, in certain respects, to the Anixter Inc. Employee Benefits Administrative Committee (the “Committee”); and
WHEREAS, the Committee wishes to amend the Plan to (i) provide that all benefits accrued under the Plan by all participants on and after January 1, 2014 will be calculated pursuant to Section 3(b) of the Plan, (ii) provide that all benefits calculated pursuant to Section 3(b) of the Plan will be paid in a lump sum following termination of employment; and (iii) clarify that benefits calculated pursuant to Section 3(b) include pay credits from the later of January 1, 2011 or the year in which the participant’s participation in the Plan begins.
NOW THEREFORE, BE IT RESOLVED, that the Plan is hereby amended, effective as of January 1, 2014, as follows:
1.Section 3(a) of the Plan is amended to read as follows:
“(a)    With respect to a Section 7.01(a) Participant, the amount of the benefit under the Excess Plan shall be the sum of (i) and (ii) below:

(i)	The amount by which (A) exceeds (B):

(A)	The amount of the benefit which the Participant or his or her Beneficiary would have been entitled to receive under Section 7.01(a)(1)(A) of the Pension Plan, calculated:

(I)	without regard to the Benefit Limitations; and

(II)	without regard to any additional benefit described in applicable Supplement 3 and any subsequent Supplement to the Pension Plan, if any; and

(III)
in the case of a Participant who incurs a termination of employment, to include any executive bonus payments made in the Plan Year of such termination that are otherwise excluded from the Pension Plan’s calculation of “Final Average Salary” and “Monthly Salary” pursuant to Pension Plan Section 1.36(c)(4) because they are not included in, or paid concurrently with, the Participant’s final regular paycheck.

(B)
The amount of the benefit which the Participant or his or her Beneficiary is entitled to receive under the Pension Plan, including the additional benefit described in Supplement 3 and any subsequent Supplements to the Pension Plan.

(ii)	Beginning January 1, 2014, the amount of the benefit determined pursuant to Section 3(b) below.”
2.    Section 3(b) of the Plan is amended by (a) replacing the references to “1.35” with “1.36” and (b) revising the sentence immediately following the first subsection (ii) to read as follows:
“In no event will a Participant receive Pay Credits for any Plan Year prior to his Initial Participation Year or the Plan Year commencing on January 1, 2011, which Plan Year is later.”
3.    Section 4 of the Plan is amended by revising the second sentence thereto to read as follows:
“Benefit payments to all other Section 7.01(a) Participants shall be made as follows, only with respect to the portion of the benefit determined pursuant to Section 3(a)(i) of the Plan.”
4.    Section 5 of the Plan is amended to read as follows:

“5.
Benefit Payments with respect to Other Benefits: Benefit payments to all Participants of amounts not described in Section 3(a)(i) shall be made in a single sum on the first day of the month coincident with or next following six (6) months after the Participant’s Separation from Service for any reason other than death or Disability. Notwithstanding the foregoing, if the Participant dies prior to payment being made to him (whether before or after Separation from Service), his benefit shall be paid in a single sum within 30 days of his death to his Beneficiary, or, if no Beneficiary survives him, to the Participant’s estate. Notwithstanding the foregoing, a Participant will not receive any benefit under this Excess Plan unless he or she, as of the date of his or her Separation from Service is vested in the pension benefit provided by the benefit formula set forth in section 7.01(c) of the Pension Plan.”

IN WITNESS WHEREOF, the Committee has caused this Third Amendment to be duly executed this __18th__ of December 2013.

ANIXTER INC. EMPLOYEE BENEFITS ADMINISTRATIVE COMMITTEE By: /s/ Theodore A. Dosch Its: Chair

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